PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE

Brighthouse Financial Appoints Eileen Mallesch and Margaret McCarthy to Board of Directors

November 16, 2018 — Charlotte, NC — Brighthouse Financial, Inc. (“Brighthouse Financial”) (Nasdaq: BHF) today announced that on November 15, 2018 it added Eileen Mallesch and Margaret “Meg” McCarthy as independent members of its Board of Directors (the “Board”).

“We are privileged to welcome two leaders of this caliber to the Brighthouse Financial Board of Directors,” said C. Edward Chaplin, Chairman, Brighthouse Financial. “Both Eileen and Meg bring a wealth of industry knowledge, business acumen and strategic thinking to Brighthouse Financial, and we are excited to add their complementary skill sets and experiences to our Board.”

Ms. Mallesch has more than 25 years of finance and strategy experience in a variety of industries ranging from insurance and telecommunications to consumer products and manufacturing. Before retiring in 2009, she served as President and Chief Financial Officer for the property and casualty segment of Nationwide Mutual Insurance Company. Prior to joining Nationwide, Mallesch held several senior financial roles at General Electric Company, including Chief Financial Officer of Genworth Life Insurance. Mallesch currently serves on the boards of Fifth Third Bancorp, Libbey, Inc., and State Auto Financial Corporation.

Ms. McCarthy has served as a senior IT leader in the insurance and healthcare sectors for more than three decades. She is currently Executive Vice President, Operations and Technology at Aetna Inc., and previously served as Aetna’s Chief Information Officer and Head of Business Solutions Delivery. Prior to joining Aetna, McCarthy served as Senior Vice President, Information Systems Officer at Cigna Healthcare and Chief Information Officer at Catholic Health Initiatives. She currently serves on the Board of Directors at First American Financial Corporation.

The addition of Eileen Mallesch and Meg McCarthy brings the total number of directors on the Board to nine. Ms. Mallesch was appointed to the Board following the Board’s action to increase the number of directors from eight to nine. Ms. McCarthy was appointed to fill the vacancy created by John McCallion’s previously announced resignation from the Board on September 20, 2018.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (“Brighthouse Financial”) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they’ve earned and ensure it lasts. Learn more at brighthousefinancial.com.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

CONTACT

FOR MEDIA
Tim Miller
(980) 949-3121
tim.w.miller@brighthousefinancial.com
FOR INVESTORS
David Rosenbaum
(980) 949-3326
david.rosenbaum@brighthousefinancial.com

2